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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             ERLY INDUSTRIES INC.
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               (Name of Registrant as Specified In Its Charter)

                               THE POWELL GROUP
                      FARMERS RICE MILLING COMPANY, INC.
                               NANETTE N. KELLEY
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                       [LETTERHEAD OF THE POWELL GROUP]

                         ERLY SHAREHOLDERS TO DECIDE:
                    MORE OF THE SAME - OR POSITIVE CHANGE?


                                October 8, 1997



Dear Fellow ERLY Shareholder:

     ERLY Industries' Annual Meeting will be held in a few short days and you now have the ability and the power to turn out the management team that has breached its fiduciary duty to shareholders. Only you can reverse the years of failed promises, poor financial results and the woeful performance of your ERLY investment. Now, the decision is yours.

     Should you decide that Gerald Murphy - ERLY's Chairman recently found liable by a jury for conspiracy and fraud, and responsible for ERLY's sub-par performance including its first quarter loss of $4.8 million - deserves your support, then cast your vote with a clear conscience. If, instead, you decide that the future of your investment will benefit from highly qualified, experience directors with a well-conceived business plan to maximize shareholder value, then support the Powell Group's nominees. It's that simple. No matter how many shares you own, your vote is very important. Take advantage of the opportunity we offer to you by signing, dating and mailing your BLUE proxy. Time is short, so please act today.

                              IT'S YOUR DECISION

     When you made your decision to invest your hard-earned money in ERLY, you probably assessed a number of different factors and concluded that ERLY would make an attractive long-term investment. In fact, when ran properly, agribusinesses can generate impressive shareholder returns. What you didn't know at that time was that ERLY would continue to be plagued by a long series of poor business decisions and that management would use the company's assets for its own personal benefit. Like you, we still believe that ERLY can offer its shareholders the potential for growth - but only if you elect a new Board of Directors dedicated to, and with a plan for, maximizing shareholder value. Remember, it's your money, and your decision. Take a closer look at your options:

                     THE POWELL GROUP OFFERS SHAREHOLDERS

A COMPREHENSIVE BUSINESS PLAN TO SOLVE THE THREE CRISES FACING ERLY: CAPITAL, CASH, AND CONFIDENCE. We believe our strategic plan will restore ERLY's balance sheet, reduce the cost of borrowing, improve profitability and cash flow, increase shareholders' equity and reverse ERLY's dismal stock performance. Payment of cash dividends will be implemented as soon as practicable. Shareholder communications and participation will be encouraged.

A HIGHLY QUALIFIED BOARD OF DIRECTORS ACCOUNTABLE TO SHAREHOLDERS for their actions. Our experienced successful business people will move quickly to implement the strategic business plan and will operate pursuant to their belief that good corporate governance practices lay the foundation for effective financial performance and maximization of shareholder value.

A HIGHLY QUALIFIED, TRUSTWORTHY MANAGEMENT TEAM WITH RELEVANT OPERATING EXPERIENCE. The proposed management of the company has vast experience managing over 15 diversified businesses. The proposed board of directors pledges to you that they will never allow personal legal expenses, or personal expenses of any kind, to be paid by company funds.

                   GERALD MURPHY'S BOARD OFFERS SHAREHOLDERS

MORE OF THE SAME, INCLUDING: failure to enhance the price of your stock over the past 10 years, poor financial performance, a Company burdened with excessive and expensive debt, lowered corporate credit ratings, no cash dividends, lack of director independence and a proposed reduction in shareholder rights.

MORE OF THE SAME, INCLUDING: a board dominated by Gerald Murphy which approved Gerald Murphy's 5 year, multi-million dollar Golden Parachute. These directors, who now seek to diminish shareholders' rights at the annual meeting, themselves admit: "It is possible that one effect ..., would be reduction in the price of [ERLY's] Common Stock ..."

MORE OF THE SAME, INCLUDING: Gerald Murphy and his son Doug, who have used company funds in connection with their personal litigation, have recently been found liable by a civil jury for conspiracy and fraud and whose actions in a personal investment have subjected ERLY and ARI to millions of dollars of potential liability and legal costs.

     We believe that the choice is clear, but fully understand that change is sometimes difficult to embrace, complacency being the easiest choice. Nevertheless, change is absolutely necessary for a company to adapt, survive and prosper. The Powell Group is offering you this very change - the potential for your investment to prosper and the opportunity to reaffirm the validity of your original investment decision. The choice is yours: more of the same under Gerald Murphy - or a new Board with new ideas, new ethics and a dedication to making money for shareholders. We urge you to take this important step by signing, dating and mailing your BLUE proxy. Please do so today.


                              ------------------------------

    In closing, thank you for your patience and willingness to listen to the issues and consider the facts. Your support is critical to our efforts, and with your vote, you can start ERLY down the path to increasing shareholder value. Please send your BLUE proxy - no matter how many shares you own - and please act today.

     Remember, it's your money and your decision. Call us collect if you have any questions at (504) 922-4663.

     You have our promise to continue to act in your best interest. On behalf of all of our nominees, thank you.

                                             Sincerely,


                                         /s/ Nanette Kelley

                                             Nanette N. Kelley


NNK/wsr

                                   IMPORTANT

  1. Time is short and your prompt action is necessary! Be sure to sign, date and mail your BLUE card. We urge you not to sign any card which is sent to you by ERLY. Remember, each properly executed card you submit revokes all prior cards.

  2. If any of your shares are held in the name of a bank, broker or other nominee, please telephone the party responsible for your account and direct him/her to vote on the BLUE proxy card for each of your accounts. You should also return your BLUE proxies by mail.

  3. If you have any questions, or need assistance in voting your shares, please contact:
                             D.F. King & Co., Inc.
                                1-800-290-6430


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